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                                                                 EXHIBIT 99.01


FOR IMMEDIATE RELEASE                       Company Contact: Stephen Katz, CEO
                                                             (516) 887-0700 or
                                                             Mike McConnell, CFO
                                                             (206) 727-6342

   CELLULAR TECHNICAL SERVICES NAMES JOYCE JONES AS CHIEF OPERATING OFFICER

     Seattle, WA, September 18, 1998 - Cellular Technical Services Company, Inc. (Nasdaq NM Symbol: CTSC) ("CTS"), a leading provider of real-time information management systems for the wireless communications industry, today announced that it has named Joyce Jones as Chief Operating Officer and a member of the CTS Board of Directors. Jones, who was CTS's Vice President of Marketing and acting Vice President of Engineering, brings more than 20 years of senior management experience in the computer and data communications industries.

     Stephen Katz, CTS Chairman and Chief Executive Officer, said, "Joyce has demonstrated the strong leadership and entrepreneurial management style needed to position our company for growth in this rapidly-changing business environment. We are confident that Joyce will successfully lead us in our overall mission to focus on our core competencies while increasing revenues and decreasing expenses."

     Prior to joining CTS, Jones was founder and president of Creative Business Solutions, a management consulting firm specializing in software startup ventures. From 1988 through 1995, Jones held various management positions for Attachmate Corporation of Bellevue, Washington, a major international manufacturer and marketer of enterprise communications software systems, including Executive Vice President, Worldwide Products, Senior Vice President, Product Management, and Vice President, Systems Engineering. Jones succeeds Bill Zollner, who had been President and Chief Operating Officer from February 1997 until his recent departure from CTS.

     CTS provides technologically advanced solutions for the wireless industry to rapidly and cost-effectively grow their businesses. CTS's
Blackbird-Registered Trademark- Platform fraud prevention product line is shutting down millions of cloned calls weekly in more than 40 of the largest cellular markets across the United States.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. A description of these risks and uncertainties can be found in the Cellular Technical Services Company, Inc. filings with the Securities and Exchange Commission.

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